Knightscope News Release

July 20, 2026 4:00AM PT

Knightscope Preliminary Q2 Revenue Triples to Approximately $9M

Company releases video featuring its CEO presenting the all-new Autonomous Security Force strategy

Sunnyvale, Calif. – July 20, 2026 – Knightscope, Inc. (NASDAQ: KSCP), the security technology company building the nation’s first Autonomous Security Force, today announced preliminary results for the second quarter ended June 30, 2026. The Company recorded approximately $9 million in revenue for the quarter – an increase of more than 200% compared with $2.7 million in the same quarter last year, and a new quarterly record for the Company, which now serves 434 clients across 42 states in the U.S.

"Our preliminary, second-quarter results are a testament to our vision for developing and deploying hardware, software, and humans together as an integrated security force,” said William Santana Li, Knightscope’s Chairman and Chief Executive Officer.

The revenue figure presented in this release reflects preliminary results that are unaudited and subject to the completion of the Company’s quarter-end financial closing procedures. Actual results may differ from this preliminary estimate. The preliminary estimate has been prepared by, and is the responsibility of, management, and has not been audited by the Company’s independent registered public accounting firm.

Li presents the all-new Autonomous Security Force strategy, the new Knightscope, and the path to scale in this video. The Company expects to report full second-quarter results in mid-August 2026. To learn more about the Autonomous Security Force model, visit the Company’s new website at www.knightscope.com.

About Knightscope

Knightscope is a security technology company building the nation’s first Autonomous Security Force. The Company combines autonomous machines, advanced orchestration software, and licensed armed and unarmed security agents to help protect people, property, and critical infrastructure. Knightscope’s long-term mission is to make the United States of America the safest country in the world. Learn more at www.knightscope.com.

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements can be identified by the use of words such as "should," "may," "intends," "anticipates," "believes," "estimates," "projects," "forecasts," "expects," "plans," "proposes" and similar expressions. Forward-looking statements contained in this press release and other communications include, but are not limited to, statements regarding the Company’s preliminary unaudited results (which remain subject to completion of quarter-end closing procedures and may differ from final reported results), the timing of the Company’s full results and related filings, and statements about the Company’s goals, profitability, growth, prospects, reduction of expenses, and outlook. Although Knightscope believes that the expectations reflected in these forward-looking statements are based on reasonable assumptions, there are a number of risks, uncertainties and other important factors that could cause actual results to differ materially from such forward-looking statements, including the factors discussed under the heading "Risk Factors" in Knightscope’s Annual Report on Form 10-K for the year ended December 31, 2025, as updated by its other filings with the Securities and Exchange Commission. Forward-looking statements speak only as of the date of the document in which they are contained, and Knightscope does not undertake any duty to update any forward-looking statements, except as may be required by law.

Investor Relations

ir@knightscope.com

Knightscope, Inc.

(650) 924-1025 ext. 6